Exhibit 99.1

NEWS Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087
For Release: Immediate
QUAKER HOUGHTON ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS
•Q4’22 net sales of $484.8 million increased 8% compared to Q4’21 driven by higher selling prices
•Record full year 2022 net sales of $1.9 billion primarily driven by value-based pricing initiatives
•Q4’22 net loss of $76.0 million and net loss per diluted share of $4.24 which includes a $93.0 million impairment charge
•Q4’22 non-GAAP net income of $25.0 million and non-GAAP earnings per diluted share of $1.39
•Delivered $67.9 million of adjusted EBITDA in 4Q’22, a 12% increase compared to $60.7 million in Q4’21
•Operating cash flow of $68.1 million in Q4’22 and $41.8 million in 2022; year-end net debt to adjusted EBITDA of 3.0x

February 23, 2023
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, today announced its fourth quarter and full year 2022 results.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands, except per share data)	2022	2021	2022	2021
Net sales	$484,808	$447,041	$1,943,585	$1,761,158
Net (loss) income attributable to Quaker Chemical Corporation	(75,957)	18,126	(15,931)	121,369
Net (loss) income attributable to Quaker Chemical Corporation common shareholders – diluted	(4.24)	1.01	(0.89)	6.77
Non-GAAP net income *	25,001	23,049	105,320	122,805
Non-GAAP Earnings per diluted share *	1.39	1.29	5.87	6.85
Adjusted EBITDA *	67,923	60,735	257,150	274,109
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information
Fourth Quarter and Full Year 2022 Consolidated Results
Fourth quarter of 2022 net sales were $484.8 million, an increase of 8% compared to $447.0 million in the fourth quarter of 2021 primarily due to an increase in selling price and product mix of approximately 24% and additional net sales from acquisitions of 1%, partially offset by a 10% decrease in organic sales volumes and a 7% unfavorable impact from foreign currency translation. The increase in selling price and product mix was primarily attributable to double-digit increases in selling prices in all segments to offset the significant inflationary pressures on the business. The decline in organic sales volumes was primarily attributable to softer market conditions, the wind-down of the tolling agreement for products previously divested related to the Quaker Houghton combination and the impact of the war in Ukraine.
The Company reported a net loss in the fourth quarter of 2022 of $76.0 million, or $4.24 per diluted share, compared to net income of $18.1 million or $1.01 per diluted share in the fourth quarter of 2021. The Company’s reported net loss primarily reflects a non-cash goodwill impairment charge of $93.0 million related to the EMEA reportable segment. This was the result of continued and unprecedented market dynamics, including the significant impact of raw material, energy and other cost inflation, and rising interest rates which led to an increase in the cost of capital. Excluding non-recurring and non-core items in each period, the Company’s fourth quarter of 2022 non-GAAP net income and earnings per diluted share were $25.0 million and $1.39 respectively compared to $23.0 million and $1.29 respectively in the prior year. The Company generated adjusted EBITDA of $67.9 million in the fourth quarter of 2022, an increase of approximately 12% compared to $60.7 million in the fourth quarter of 2021, primarily due to an increase in net sales and an improvement in gross margins compared to the prior year period.

Andy Tometich, Chief Executive Officer and President, commented, “Quaker Houghton delivered strong year-over-year sales and EBITDA growth in the fourth quarter driven by execution on our margin improvement initiatives. In 2022, we delivered record net sales of approximately $1.9 billion, driven by our value-based pricing initiatives and positive net new business wins, demonstrating the resiliency of our business while contending with significant macroeconomic, raw material and market challenges.
I am pleased with the progress we made throughout 2022 and expect to build on this momentum going forward. Margin recovery remains a top priority and we expect to deliver further progress in 2023 through pricing and cost actions. We remain committed to advancing our strategic initiatives designed to improve the profitability, productivity and sustainability of our customers and our Company. We have a strong foundation and are well-positioned to drive continued long-term growth and value for all stakeholders.”
Fourth Quarter and Full Year 2022 Segment Results
The Company’s fourth quarter and full year 2022 operating performance of each of its four reportable segments: (i) Americas; (ii) Europe, Middle East and Africa (“EMEA”); (iii) Asia/Pacific; and (iv) Global Specialty Businesses, are further described below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net Sales *
Americas	$182,664	$147,300	$696,102	$572,643
EMEA	112,497	114,635	474,604	480,126
Asia/Pacific	91,177	101,236	386,450	388,160
Global Specialty Businesses	98,470	83,870	386,429	320,229
Total net sales	$484,808	$447,041	$1,943,585	$1,761,158
Segment operating earnings *
Americas	$40,190	$27,708	$148,181	$124,863
EMEA	10,776	16,407	50,708	85,209
Asia/Pacific	25,526	22,328	92,995	96,318
Global Specialty Businesses	30,318	21,591	113,940	90,632
Total segment operating earnings	$106,810	$88,034	$405,824	$397,022
*Refer to the Segment Measures and Reconciliations section below for additional information
In the fourth quarter of 2022, all of the Company’s reportable segments delivered double-digit year-over-year increases in selling price and product mix. The Americas and Global Specialty Businesses once again delivered double-digit year-over-year sales growth as strong increases in selling price and product mix were partially offset by a modest decline in sales volumes and an adverse impact of foreign currency translation in Global Specialty Businesses. Net sales for the Europe, Middle East and Africa (“EMEA”) and Asia/Pacific segments declined compared to the prior year period as double-digit increases in selling price and product mix were more than offset by a decline in organic sales volumes and significant foreign currency translation headwinds. Sales volumes declined in Americas, EMEA and Asia/Pacific due to softer market conditions compared to the prior year as well as additional impacts from the ongoing war in Ukraine on the EMEA segment and COVID-related impacts in China. Sales volumes in the Global Specialty Businesses were relatively unchanged compared to the prior year quarter.
Operating earnings in the Americas, Global Specialty Businesses and Asia/Pacific segments increased compared to the prior year quarter primarily driven by an improvement in margins as well as higher net sales in the Americas and Global Specialty Businesses. EMEA operating earnings declined compared to the prior year quarter, primarily due to the impact on margins from continued raw material, energy, manufacturing and other cost inflation as well as the ongoing war in Ukraine.
Consolidated net sales declined approximately 2% compared to the third quarter of 2022. All four segments benefited from increases in selling price and product mix compared to the third quarter of 2022, reflecting the Company’s value-based pricing initiatives. Sales volumes increased compared to the third quarter of 2022 in Asia/Pacific, but declined in the other segments primarily due to seasonally lower demand, softer market conditions, and the Company’s ongoing value-based pricing initiatives, partially offset by new business wins. The Asia/Pacific segment was also unfavorably impacted by foreign currency translation.
Cash Flow and Liquidity Highlights
The Company had net operating cash flow of $68.1 million in the fourth quarter of 2022 and full year 2022 net operating cash flow of $41.8 million, compared to net operating cash flow of $48.9 million in 2021. The lower full year net operating cash flow primarily reflects a lower operating performance in 2022 compared to 2021 partially offset by a reduced working capital investment in 2022.

As of December 31, 2022, the Company’s total gross debt was $954.8 million, and its cash and cash equivalents was $181.0 million.  The Company’s net debt was approximately $773.8 million, and its net debt divided by its trailing twelve months adjusted EBITDA was approximately 3.0x.
Non-GAAP Measures and Reconciliations
The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.
The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net (loss) income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating (loss) income plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on (loss) income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
As it relates to future projections for the Company as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company’s reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended December 31, 2022 adjusted EBITDA of $257.2 million, as presented in the non-GAAP reconciliations below.
Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
Non-GAAP Operating Income and Margin Reconciliations:	2022	2021	2022	2021
Operating (loss) income	$(53,611)	$30,746	$52,304	$150,466
Combination, restructuring and other acquisition-related expenses	4,554	6,474	11,975	26,845
Strategic planning expenses	3,701	—	14,446	—
Executive transition costs	716	1,889	2,813	2,986
Russia-Ukraine conflict related expenses	304	—	2,487	—
Facility remediation costs, net	—	19	—	1,509
Impairment charges	93,000	—	93,000	—
Other charges	320	206	866	819
Non-GAAP operating income	$48,984	$39,334	$177,891	$182,625
Non-GAAP operating margin (%)	10.1%	8.8%	9.2%	10.4%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net (loss) income attributable to Quaker Chemical Corporation	$(75,957)	$18,126	$(15,931)	$121,369
Depreciation and amortization (a)(b)	20,023	21,394	81,514	87,728
Interest expense, net	12,351	5,601	32,579	22,326
Taxes on income before equity in net income of associated companies (c)	10,500	8,237	24,925	34,939
EBITDA	(33,083)	53,358	123,087	266,362
Equity (income) loss in a captive insurance company	(772)	(922)	1,427	(4,993)
Combination, restructuring and other acquisition-related expenses (a)	4,336	5,886	14,153	20,151
Strategic planning expenses	3,701	—	14,446	—
Executive transition costs	716	1,889	2,813	2,986
Facility remediation (recovery) costs, net	(700)	47	(1,804)	2,066
Impairment charges	93,000	—	93,000	—
Brazilian non-income tax credits	—	206	—	(13,087)
Russia-Ukraine conflict related expenses	304	—	2,487	—
Loss on extinguishment of debt	—	—	6,763	—
Other charges	421	271	778	624
Adjusted EBITDA	$67,923	$60,735	$257,150	$274,109
Adjusted EBITDA margin (%)	14.0%	13.6%	13.2%	15.6%

Adjusted EBITDA	$67,923	$60,735	$257,150	$274,109
Less: Depreciation and amortization - adjusted (a)(b)	20,023	21,386	81,514	87,002
Less: Interest expense, net	12,351	5,601	32,579	22,326
Less: Taxes on income before equity in net income of associated companies - adjusted (c)	10,548	10,699	37,737	41,976
Non-GAAP net income	$25,001	$23,049	$105,320	$122,805

	Three Months Ended December 31,		Twelve Months Ended December 31,
Non-GAAP Earnings per Diluted Share Reconciliations:	2022	2021	2022	2021
GAAP (loss) earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$(4.24)	$1.01	$(0.89)	$6.77
Equity (income) loss in a captive insurance company per diluted share	(0.04)	(0.05)	0.08	(0.28)
Combination, restructuring and other acquisition-related expenses per diluted share (a)	0.17	0.25	0.62	0.89
Strategic planning expenses per diluted share	0.17	—	0.63	—
Executive transition costs per diluted share	0.03	0.08	0.12	0.13
Facility remediation (recovery) costs, net per diluted share	(0.03)	—	(0.08)	0.09
Impairment charges per diluted share	5.19	—	5.19	—
Brazilian non-income tax credits per diluted share	—	0.02	—	(0.46)
Russia-Ukraine conflict related expenses per diluted share	0.01	—	0.12	—
Loss on extinguishment of debt per diluted share	—	—	0.29	—
Other charges per diluted share	0.02	0.01	0.05	0.03
Impact of certain discrete tax items per diluted share	0.11	(0.03)	(0.26)	(0.32)
Non-GAAP earnings per diluted share	$1.39	$1.29	$5.87	$6.85
(a)The Company recorded less than $0.1 million and $0.7 million of accelerated depreciation expense related to the Quaker Houghton combination during the three and twelve months ended December 31, 2021, respectively, all of which was recorded in cost of goods sold (“COGS”). These amounts recorded within COGS are included in the caption Combination, restructuring and other acquisition-related expenses in the reconciliation of Operating (loss) income to Non-GAAP operating income and GAAP (loss) earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, the total amounts of such depreciation are included within the caption Depreciation and amortization in the reconciliation of Net (loss) income attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, they are excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income. During the twelve months ended December 31, 2022 and 2021, the Company recorded expenses of $2.4 million and $0.6 million, respectively, related to indemnification assets. During the three and twelve months ended December 31, 2022 and the twelve months ended December 31, 2021, the Company recognized a gain of $0.2 million and $5.4 million, respectively, associated with the sale of certain held-for-sale real property assets which was the result of the Company’s manufacturing footprint integration plan. These amounts were recorded within Other (expense) income, net and therefore are included in the caption Combination, restructuring and other acquisition-related expenses in the reconciliation of Net (loss) income attributable to Quaker Chemical Corporation to Adjusted EBITDA and GAAP (loss) earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share, however it is excluded in the reconciliation of Operating income to Non-GAAP operating income.
(b)Depreciation and amortization for the three and twelve months ended December 31, 2022 includes $0.2 million and $1.0 million, respectively, and for the three and twelve months ended December 31, 2021 included $0.3 million and $1.2 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Condensed Consolidated Statement of Income, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a Houghton joint venture in Korea as a result of required purchase accounting.
(c)Taxes on (loss) income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net (loss) income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits in the three and twelve months ended December 31, 2022 and 2021, which the Company does not consider core or indicative of future performance.

Segment Measures and Reconciliations
The Company’s operating segments, which are consistent with its reportable segments, reflect the structure of the Company’s internal organization, the method by which the Company’s resources are allocated and the manner by which the chief operating decision maker assesses the Company’s performance. The Company has four reportable segments: (i) Americas; (ii) EMEA; (iii) Asia/Pacific; and (iv) Global Specialty Businesses. The three geographic segments are composed of the net sales and operations in each respective region, excluding net sales and operations managed globally by the Global Specialty Businesses segment, which includes the Company’s container, metal finishing, mining, offshore, specialty coatings, specialty grease and Norman Hay businesses. Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related COGS and selling, general and administrative expenses. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs, Combination, integration and other acquisition-related expenses, and Restructuring and related charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include interest expense, net and other (expense) income, net.
Effective beginning in the first quarter of 2023, the Company’s will change its reportable segments to better reflect the alignment of its executive management and business structure. The Company’s new structure will include three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific. The three geographic segments are composed of the sales and operations in each respective region, including the sales and operations formerly included in the Global Specialty Businesses segment that are in those respective geographic regions.
The following tables reconcile the Company’s reportable segments performance to that of the Company (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net Sales
Americas	$182,664	$147,300	$696,102	$572,643
EMEA	112,497	114,635	474,604	480,126
Asia/Pacific	91,177	101,236	386,450	388,160
Global Specialty Businesses	98,470	83,870	386,429	320,229
Total net sales	$484,808	$447,041	$1,943,585	$1,761,158
Segment operating earnings
Americas	$40,190	$27,708	$148,181	$124,863
EMEA	10,776	16,407	50,708	85,209
Asia/Pacific	25,526	22,328	92,995	96,318
Global Specialty Businesses	30,318	21,591	113,940	90,632
Total segment operating earnings	106,810	88,034	405,824	397,022
Combination, integration and other acquisition-related expenses	(787)	(5,626)	(8,779)	(23,885)
Restructuring and related charges	(3,767)	(840)	(3,163)	(1,433)
Fair value step up of acquired inventory sold	—	—	—	(801)
Impairment Charges	(93,000)	—	(93,000)	—
Non-operating and administrative expenses	(47,936)	(35,104)	(187,830)	(157,864)
Depreciation of corporate assets and amortization	(14,931)	(15,718)	(60,748)	(62,573)
Operating (loss) income	(53,611)	30,746	52,304	150,466
Other (expense) income, net	(2,087)	(493)	(12,607)	18,851
Interest expense, net	(12,351)	(5,601)	(32,579)	(22,326)
(Loss) income before taxes and equity in net income of associated companies	$(68,049)	$24,652	$7,118	$146,991

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic, the Russia and Ukraine conflict, inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition, our expectations that we will maintain sufficient liquidity and expectations about future demand and raw material costs, and statements regarding the impact of increased raw material costs and pricing initiatives, on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination and other acquisitions, the impacts on our business as a result of the COVID-19 pandemic and global supply chain constraints, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns, including as is currently being experienced by many automotive industry companies as a result of supply chain disruptions. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, as well as inflationary pressures, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial instability, rising interest rates and the potential of economic recession, worldwide economic and political disruptions, including the impacts of the military conflict between Russia and Ukraine, the economic and other sanctions imposed by other nations on Russia, suspensions of activities in Russia by many multinational companies and the potential expansion of military activity, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about business conditions during 2023 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022, and in subsequent reports filed from time to time with the Securities and Exchange Commission.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
Conference Call
As previously announced, the Company’s investor conference call to discuss its fourth quarter and full year 2022 performance is scheduled for Friday, February 24, 2023 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,600 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

QUAKER CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$484,808	$447,041	$1,943,585	$1,761,158
Cost of goods sold	328,538	308,177	1,330,931	1,166,518
Gross profit	156,270	138,864	612,654	594,640
Selling, general and administrative expenses	112,327	101,652	455,408	418,856
Impairment charges	93,000	—	93,000	—
Restructuring and related charges	3,767	840	3,163	1,433
Combination, integration and other acquisition-related expenses	787	5,626	8,779	23,885
Operating (loss) income	(53,611)	30,746	52,304	150,466
Other (expense) income, net	(2,087)	(493)	(12,607)	18,851
Interest expense, net	(12,351)	(5,601)	(32,579)	(22,326)
(Loss) income before taxes and equity in net income of associated companies	(68,049)	24,652	7,118	146,991
Taxes on (loss) income before equity in net income of associated companies	10,500	8,237	24,925	34,939
(Loss) income before equity in net income of associated companies	(78,549)	16,415	(17,807)	112,052
Equity in net income of associated companies	2,607	1,711	1,965	9,379
Net (loss) income	(75,942)	18,126	(15,842)	121,431
Less: Net income attributable to noncontrolling interest	15	—	89	62
Net (loss) income attributable to Quaker Chemical Corporation	$(75,957)	$18,126	$(15,931)	$121,369
Per share data:
Net (loss) income attributable to Quaker Chemical Corporation common shareholders – basic	$(4.24)	$1.01	$(0.89)	$6.79
Net (loss) income attributable to Quaker Chemical Corporation common shareholders – diluted	$(4.24)	$1.01	$(0.89)	$6.77
Basic weighted average common shares outstanding	17,857,840	17,819,727	17,841,487	17,805,034
Diluted weighted average common shares outstanding	17,869,452	17,867,814	17,856,492	17,855,124

QUAKER CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands, except par value)

	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$180,963	$165,176
Accounts receivable, net	472,888	430,676
Inventories, net	284,848	264,531
Prepaid expenses and other current assets	55,438	59,871
Total current assets	994,137	920,254

Property, plant and equipment, net	198,595	197,520
Right of use lease assets	43,766	36,635
Goodwill	515,008	631,194
Other intangible assets, net	942,925	1,027,782
Investments in associated companies	88,234	95,278
Deferred tax assets	11,218	16,138
Other non-current assets	27,739	30,959
Total assets	$2,821,622	$2,955,760

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$19,245	$56,935
Accounts payable	193,983	226,656
Dividends payable	7,808	7,427
Accrued compensation	39,834	38,197
Accrued restructuring	5,483	4,087
Accrued pension and postretirement benefits	1,560	1,548
Other accrued liabilities	86,873	95,617
Total current liabilities	354,786	430,467

Long-term debt	933,561	836,412
Long-term lease liabilities	26,967	26,335
Deferred tax liabilities	160,294	179,025
Non-current accrued pension and postretirement benefits	28,765	45,984
Other non-current liabilities	38,664	49,615
Total liabilities	1,543,037	1,567,838

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2022 – 17,950,264 shares; 2021 – 17,897,033 shares	17,950	17,897
Capital in excess of par value	928,288	917,053
Retained earnings	469,920	516,334
Accumulated other comprehensive loss	(138,240)	(63,990)
Total Quaker shareholders’ equity	1,277,918	1,387,294
Noncontrolling interest	667	628
Total equity	1,278,585	1,387,922
Total liabilities and equity	$2,821,622	$2,955,760

QUAKER CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net (loss) income	$(15,842)	$121,431
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization of debt issuance costs	2,942	4,749
Depreciation and amortization	80,467	86,550
Equity in undistributed earnings of associated companies, net of dividends	1,005	(8,971)
Acquisition-related fair value adjustments related to inventory	—	801
Deferred income taxes	(10,552)	(12,506)
Uncertain tax positions (non-deferred portion)	(6,398)	(922)
Deferred compensation and other, net	2,613	(5,325)
Share-based compensation	11,666	11,038
Loss on extinguishment of debt	5,246	—
Gain on disposal of property, plant, equipment and other assets	(168)	(4,695)
Impairment charges	93,000	—
Combination and other acquisition-related expenses, net of payments	(4,460)	(1,974)
Restructuring and related charges	3,163	1,433
Pension and other postretirement benefits	(7,964)	(6,330)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(59,112)	(67,473)
Inventories	(29,858)	(84,428)
Prepaid expenses and other current assets	3,705	(21,174)
Change in restructuring liabilities	(1,532)	(5,266)
Accounts payable and accrued liabilities	(23,439)	37,998
Estimated taxes on income	(2,688)	3,997
Net cash provided by operating activities	41,794	48,933

Cash flows from investing activities
Investments in property, plant and equipment	(28,539)	(21,457)
Payments related to acquisitions, net of cash acquired	(13,115)	(42,417)
Proceeds from disposition of assets	1,463	14,744
Net cash used in investing activities	(40,191)	(49,130)

Cash flows from financing activities
Payments of long-term debt	(673,203)	(38,011)
Proceeds from long-term debt	750,000	—
(Repayments) borrowings on revolving credit facilities, net	(16,281)	53,031
Repayments on other debt, net	(1,629)	(776)
Financing-related debt issuance costs	(3,734)	—
Dividends paid	(30,103)	(28,599)
Stock options exercised, other	(378)	890
Net cash provided by (used in) financing activities	24,672	(13,465)
Effect of foreign exchange rate changes on cash	(10,488)	(3,057)
Net increase (decrease) in cash, cash equivalents and restricted cash	15,787	(16,719)
Cash, cash equivalents and restricted cash at the beginning of the period	165,176	181,895
Cash, cash equivalents and restricted cash at the end of the period	$180,963	$165,176